EXHIBIT 10.2

FOURTH AMENDMENT
OF
USG CORPORATION RETIREMENT PLAN

(As Amended and Restated Effective as of January 1, 1999)

          WHEREAS, USG Corporation Retirement Plan (the “plan”) is maintained by USG Corporation (the “company”), which plan was amended and restated on December 29, 1999, effective as of January 1, 1999; and

          WHEREAS, it now is deemed desirable and in the best interests of the employers under the plan and their employees to further amend the plan;

          NOW, THEREFORE, pursuant to the amending power reserved to the company under subsection 14.1 of the plan, the plan is further amended, effective as indicated, in the following particulars:

          1. Effective January 1, 2005, by substituting the following for that portion of subsection 4.5 of the Plan that follows subparagraph 4.5(d):

“(e)	any SELECTBENEFITS credits realized as a result of the exchange of vacation time or medical plan coverage for compensation under USG SelectBenefits; and

(f)	any payments made under USG Corporation Key Employee Retention Plan (and any similar or successor plan) after December 31, 2004.

Compensation paid to a participant by a USG Company or a predecessor company for a period of service before the participant became a participant that is designated as benefit service pursuant to subparagraph 4.4(b) or (d) shall be considered as compensation paid by the employers in determining the participant’s “earnings”. Except as otherwise provided in the next preceding sentence, any compensation paid to an employee or participant by a USG Company that is not an employer under the plan or by a predecessor company (or that would have been paid but for the employee’s or participant’s salary reduction authorization in effect under a defined contribution plan or cafeteria plan by any such corporation) shall not be considered as “earnings” for purposes of the plan. Any lump sum payment payable to a participant as a “hiring bonus” or cash incentive to become employed by a USG Company (even if such payment is contingent on the participant remaining employed by a USG Company for a specified period of time) shall be considered earnings for purposes of the plan.”

          2. Effective January 1, 2004, by adding the following subparagraph 5.8(c) to the plan:

“(c)	The provisions of subparagraph 7.8(c) shall apply to the payment of disability retirement income (except any portion thereof payable in a lump sum) to the extent described therein.”

          3. Effective as of January 1, 2004, by substituting the following for subparagraph 7.4(c) of the plan:

“(c)	Level Payment Option. If a participant retires on an early retirement date and payment of the participant’s monthly retirement income begins on his retirement date and before the earliest date the participant is eligible to receive Old Age Insurance Benefits under the Social Security Act, a larger monthly retirement income payable to the participant until the first to occur of the date of the participant’s death or the earliest date on which the participant becomes eligible to apply for and to receive Old Age Insurance Benefits under the Social Security Act, and, where the full actuarial equivalent of the normal form and amount of the participant’s retirement income has not been provided under the option, with a continuance of a smaller amount of retirement income benefit after the earliest date on which the participant becomes eligible to apply for and to receive Old Age Insurance Benefits under the Social Security Act and until the participant’s death.”

          4. Effective January 1, 2004, by adding the following new subparagraph 7.8(c) to the plan:

“(c)	Retroactive Annuity Starting Date. In accordance with rules established by the committee and under such circumstances as the committee may determine, a participant may elect that his retirement benefits commence as of a retroactive annuity starting date that is prior to the date the participant receives the explanation described in subparagraph 7.7(a) above, provided (A) the participant was otherwise entitled to commence his retirement benefits as of such annuity starting date under the terms of the plan, (B) the participant shall not actually receive a distribution until at least 30 days after the participant has received the written explanation described above (or has waived the 30-day period), and (c) the participant’s spouse consents to such commencement in the manner described in Section 7.7. A participant may not elect such a retroactive annuity starting date with respect to any benefits that are payable in a lump sum. If a participant elects a retroactive annuity starting date, the amount of the participant’s benefit payments shall be determined as of the retroactive annuity starting date elected by the participant, and the participant shall receive a one-time lump sum payment equal to the sum of the payments attributable to the period between the retroactive annuity starting date and the date benefits actually commence (increased by interest at the rate determined in Paragraph A-4 as of the date such payment is made).”

          5. Effective July 1, 2004, by substituting the following for Paragraphs A-5 and A-6 of Supplement A to the Plan:

     “A-5. Other Forms.

(a)	For purposes of determining actuarial equivalence between forms of benefit payment under the plan (other than calculation of lump sum actuarially equivalent values in accordance with paragraph A-4 and the calculation of the level payment option actuarially equivalent values in accordance with subparagraph (b) below), the interest rate used under the plan is 7 percent.

(b)	For purposes of determining actuarial equivalence of the level payment option under subparagraph 7.4(c), the interest rate shall be the average of the annual rates of interest on 30-year Treasury securities, as announced by the Treasury Department pursuant to Section 417(e)(3)(A)(ii)(II), for the November prior to the calendar year in which the participant’s benefits are to commence.

     A-6. Mortality. The mortality factors under the plan shall be taken from the 1994 Uninsured Pensioner Mortality Table projected to 2002 (UP94@2002) with weighted annuity factors assuming a population of 90 percent males and 10 percent females. Notwithstanding the above, for purposes of determining the lump sum actuarially equivalent value and the level payment option of a participant’s benefit, the mortality factors shall be those set forth in the unisex table (50% male/50% female) described in Revenue Ruling 2001-62.”

          IN WITNESS WHEREOF, the company has caused these presents to be signed by its officer thereunto duly authorized this 4th day of November, 2004.

USG CORPORATION
By:	/s/ PETER K. MAITLAND
Vice President, Compensation,
Benefits And Administration